UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2016

FRANCESCA’S HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware
001-35239	(State or Other Jurisdiction of Incorporation)	20-8874704
(Commission File Number)		(I.R.S. Employer Identification No.)

8760 Clay Road, Houston, Texas	77080
(Address of Principal Executive Offices)	(Zip Code)

(713) 864-1358

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on May 16, 2016, Mr. Richard Kunes, a member of the Board of Directors (the “Board”) of Francesca’s Holdings Corporation (the “Company”), became the Company’s interim Chairman, President and Chief Executive Officer (“Interim CEO”).

On June 10, 2016, the Compensation Committee of the Board approved the compensation of Mr. Kunes in connection with his appointment as Interim CEO. Mr. Kunes will receive an annual base salary of $800,000 (effective from May 16, 2016 and continuing until the date Mr. Kunes is no longer serving as Interim CEO). During the period he serves as Interim CEO, Mr. Kunes will also be eligible to participate in the Company’s annual bonus plan as in effect from time to time, with a target annual bonus opportunity of 100% of his base salary earned as Interim CEO for the applicable fiscal year, with his bonus for the Company’s 2016 fiscal year to be based upon the achievement of Company and individual performance goals in the second half of the fiscal year.

On June 10, 2016, Mr. Kunes also received a stock option grant under the Francesca’s Holdings Corporation 2015 Equity Incentive Plan to purchase 76,628 shares of the Company’s common stock at an exercise price of $10.44 per share. Subject to Mr. Kunes’ continued service as the Interim CEO or on the Board, the grant will vest in full on the first anniversary of the award date. However, if Mr. Kunes ceases serving as Interim CEO prior to the vesting date, the number of shares subject to the option will be reduced on a prorated basis to reflect the portion of the one-year vesting period Mr. Kunes served as Interim CEO (plus credit for an additional 30 days), and the remainder of the option will be cancelled. Except as described above, the terms and conditions of the stock option grant to Mr. Kunes are similar to the terms and conditions of the stock options granted to employees generally.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCESCA’S HOLDINGS CORPORATION

Date: June 13, 2016	By:	/s/ Kal Malik
Kal Malik
Chief Administrative Officer